Exhibit (B)

DEFERRED COMPENSATION AGREEMENT

THIS DEFERRED COMPENSATION AGREEMENT (this “Agreement”), adopted this 4th day of August, 2017, by and between Peapack-Gladstone Bank located in Bedminster, New Jersey (the “Employer”), and Finn M. W. Caspersen, Jr. (the “Executive”), formalizes the agreements and understanding between the Employer and the Executive.

WITNESSETH:

WHEREAS, the Executive is employed by the Employer;

WHEREAS, the Employer recognizes the valuable services the Executive has performed for the Employer and wishes to further encourage the Executive’s retention and continued employment;

WHEREAS, the Employer and the Executive intend this Agreement shall at all times be administered and interpreted in compliance with Code Section 409A; and

WHEREAS, the Employer intends this Agreement shall at all times be administered and interpreted in such a manner as to constitute an unfunded nonqualified deferred compensation arrangement, maintained primarily to provide supplemental benefits for the Executive, in order to encourage retention and continued employment of said Executive;

WHEREAS, the Employer wishes to provide the terms and conditions upon which the Employer shall pay additional benefits to the Executive, to encourage retention and continued employment; NOW THEREFORE, in consideration of the premises and of the mutual promises herein contained, the Employer and the Executive agree as follows:

ARTICLE 1

DEFINITIONS

For the purpose of this Agreement, the following phrases or terms shall have the indicated meanings:

1.1              “Administrator” means the Board or its designee.

1.2              “Affiliate” means any business entity with whom the Employer would be considered a single employer under Section 414(b) and 414(c) of the Code. Such term shall be interpreted in a manner consistent with the definition of “service recipient” contained in Code Section 409A.

1.3              “Beneficiary” means the person or persons designated in writing by the Executive to receive benefits hereunder in the event of the Executive’s death.

1.4              “Board” means the Board of Directors of the Employer.

1.5              “Cause” means any of the following acts or circumstances: gross negligence or gross neglect of duties to the Employer; conviction of a felony or of a gross misdemeanor involving moral turpitude in connection with the Executive’s employment with the Employer; or fraud, disloyalty, dishonesty or willful violation of any law or significant Employer policy committed in connection with the Executive's employment and resulting in a material adverse effect on the Employer.

1.6              “Change in Control” means a change in the ownership or effective control of the Employer, or in the ownership of a substantial portion of the assets of the Employer, as such change is defined in Code Section 409A and regulations thereunder.

1.7              “Claimant” means a person who believes that he or she is being denied a benefit to which he or she is entitled hereunder.

1.8              “Code” means the Internal Revenue Code of 1986, as amended.

1.9              “Contribution” means the amount the Employer credits to the Deferral Account according to the provisions of Article 2.

1.10         “Crediting Rate” means the average Wall Street Journal prime rate on the last day of the prior quarter (March 31 prime rate for the June 30 quarter), provided that such rate shall not be more than seven and one-half percent (7.5%).

1.11         “Disability” means a condition of the Executive whereby the Executive either: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Employer. The Administrator will determine whether the Executive has incurred a Disability based on its own good faith determination and may require the Executive to submit to reasonable physical and mental examinations for this purpose. The Executive will also be deemed to have incurred a Disability if determined to be totally disabled by the Social Security Administration or in accordance with a disability insurance program, provided that the definition of disability applied under such disability insurance program complies with the initial sentence of this Section.

1.12         “Early Involuntary Termination” means a Separation from Service prior to Normal Benefit Date which (i) is a Termination for Good Reason or (ii) occurs other than at the Executive’s request and for reasons other than Cause or Disability or (iii) occurs more than twenty-four (24) months following a Change in Control.

1.13         “Early Voluntary Termination” means that the Executive, prior to Normal Benefit Date, experiences a Separation from Service for reasons other than Cause, Disability or Early Involuntary Termination, or following a Change in Control.

1.14         “Effective Date” means August 4, 2017.

1.15         “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.16         “Holding Company” means Peapack-Gladstone Financial Corporation, the Employer’s parent company.

1.17         “Normal Benefit Date” means June 30, 2022.

1.18         “Separation from Service” means a termination of the Executive’s employment with the Employer and its Affiliates for reasons other than death or Disability. A Separation from Service may occur as of a specified date for purposes of the Agreement even if the Executive continues to provide some services for the Employer or its Affiliates after that date, provided that the facts and circumstances indicate that the Employer and the Executive reasonably anticipated at that date that either no further services would be performed after that date, or that the level of bona fide services the Executive would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed over the immediately preceding thirty-six (36) month period (or the full period during which the Executive performed services for the Employer, if that is less than thirty-six (36) months). A Separation from Service will not be deemed to have occurred while the Executive is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six (6) months or, if longer, the period for which a statute or contract provides the Executive with the right to reemployment with the Employer. If the Executive’s leave exceeds six (6) months but the Executive is not entitled to reemployment under a statute or contract, the Executive incurs a Separation of Service on the next day following the expiration of such six (6) month period. In determining whether a Separation of Service occurs the Administrator shall take into account, among other things, the definition of “service recipient” and “employer” set forth in Treasury regulation §1.409A-1(h)(3). The Administrator shall have full and final authority, to determine conclusively whether a Separation from Service occurs, and the date of such Separation from Service.

1.19         “Specified Employee” means an individual that satisfies the definition of a “key employee” of the Employer as such term is defined in Code §416(i) (without regard to Code §416(i)(5)), provided that the stock of the Employer is publicly traded on an established securities market or otherwise, as defined in Code §1.897-1(m). If the Executive is a key employee at any time during the twelve (12) months ending on December 31, the Executive is a Specified Employee for the twelve (12) month period commencing on the first day of the following April.

1.20         “Termination for Good Reason” means Separation from Service after the occurrence of one or more of the following circumstances without the Executive’s consent:

(i)        a material reduction in the Executive’s base compensation;

(ii)        an involuntary relocation of the Executive’s principal place of business to a location that is more than 50 miles from the Executive’s workplace as of the date hereof;

(iii)       the assignment of the Executive to any duties which are fundamentally and significantly inconsistent with the Executive’s duties with the Employer as of the date hereof or a fundamental and substantial reduction of the Executive’s duties or responsibilities;

provided, however, that prior to any Termination for Good Reason, the Executive must first provide written notice to the Employer within sixty (60) days of the initial existence of the condition, describing the existence of such condition, and the Employer shall thereafter have the right to remedy the condition within thirty (30) days of the date the Employer received the written notice from the Executive. If the Employer remedies the condition within such thirty (30) day cure period, then no good reason shall be deemed to exist with respect to such condition. If the Employer does not remedy the condition within such thirty (30) day cure period, then the Executive may deliver a notice of Termination for Good Reason at any time within sixty (60) days following the expiration of such cure period.

Article 2

CONTRIBUTIONS

The Employer has targeted annual Contributions of One Hundred Thousand Dollars ($100,000) on the Executive’s behalf for five (5) years. The Employer intends to make quarterly Contributions of Twenty Five Thousand Dollars ($25,000) toward this annual total as of the first day of each calendar quarter (except that the first quarterly payment will commence on the Effective Date), provided that the Executive is employed on such date and the Employer generated a minimum earnings per share equal to at least sixty percent (60%) of budgeted earnings per share (to be adjusted for any stock dividends or splits) for the previous publicly reported 12 month period (i.e. 12 months ended March 31, 2017 for the July 1, 2017 contribution).

Article 3

dEFERRAL ACCOUNT

3.1       Establishing and Crediting of Deferral Account. The Employer shall establish a Deferral Account on its books for the Executive and shall credit to the Deferral Account the following amounts:

(a)       Any Contributions under Article 2 hereof; and

(b)       Interest as follows:

(i)       on the last day of each quarter until the earliest of Separation from Service, Disability or the Executive’s death, interest shall be credited on the Deferral Account balance at an annual rate equal to the Crediting Rate.

(ii)       on the last day of each quarter after Separation from Service, Disability or the Executive’s death, interest shall be credited on the Deferral Account balance at an annual rate equal to the Crediting Rate.

3.2       Recordkeeping Device Only. The Deferral Account is solely a device for measuring amounts to be paid under this Agreement and is not a trust fund of any kind.

ARTICLE 4

VESTING

Executive will vest in his Deferral Account balance one-third each year over the first three years based on a quarterly vesting of 8.3325% at each quarter end beginning September 30, 2017 until fully vested(i.e. on September 30, 2017 Executive would be 8.3325% vested in the accumulated account balance (including interest) and on September 30, 2018 Executive would be 33 1/3 percent vested in the accumulated account balance (including interest)).

ARTICLE 5

PAYMENT OF BENEFITS

5.1       Normal Benefit. Upon Separation from Service after Normal Benefit Date, the Employer shall pay the Executive the Deferral Account balance calculated at Separation from Service. This benefit shall be paid in quarterly installments between 2 years and 10 years, at the selection of the Executive, and shall commence the first day of the immediately subsequent quarter following Separation from Service. During the payment period, interest shall be credited on the unpaid portion of the Deferral Account balance as described in Section 3.1(b)(ii). The quarterly payments shall be amortized in such a way so as to produce equal payments over the remaining payment period.  This will require quarterly reamortization for changes in the Crediting Rate.

5.2       Early Voluntary Termination Benefit. If Early Voluntary Termination occurs, the Employer shall pay the Executive the vested portion of the Deferral Account balance. . This benefit shall be paid in quarterly installments between 2 years and 10 years, at the selection of the Executive, and shall commence the first day of the immediately subsequent quarter following Separation from Service. During the payment period, interest shall be credited on the unpaid portion of the Deferral Account balance as described in Section 3.1(b)(ii). The quarterly payments shall be amortized in such a way so as to produce equal payments over the remaining payment period.  This will require quarterly reamortization for changes in the Crediting Rate.

5.3       Early Involuntary Termination Benefit. If Early Involuntary Termination occurs, the Employer shall pay the Executive the Deferral Account balance at Separation from Service, plus an additional amount equal to the Contributions remaining to be made in accordance with Article 2. This benefit shall be paid in quarterly installments between 2 years and 10 years, at the selection of the Executive, and shall commence the first day of the immediately subsequent quarter following Separation from Service. During the payment period, interest shall be credited on the unpaid portion of the benefit as described in Section 3.1(b)(ii). The quarterly payments shall be amortized in such a way so as to produce equal payments over the remaining payment period.  This will require quarterly reamortization for changes in the Crediting Rate.

5.4       Disability Benefit. If the Executive experiences a Disability prior to Separation from Service and Normal Benefit Date, the Employer shall pay the Executive the Deferral Account balance at Disability, plus an additional amount equal to the Contributions remaining to be made in accordance with Article 2. This benefit shall be paid in quarterly installments between 2 years and 10 years, at the selection of the Executive, and shall commence the first day of the immediately subsequent quarter following Disability. During the payment period, interest shall be credited on the unpaid portion of the benefit as described in Section 3.1(b)(ii). The quarterly payments shall be amortized in such a way so as to produce equal payments over the remaining payment period.  This will require quarterly reamortization for changes in the Crediting Rate.

5.5       Change in Control Benefit. If a Change in Control occurs, followed within twenty-four (24) months by a Separation from Service prior to Normal Benefit Date, the Employer shall pay the Executive the Deferral Account balance at Separation from Service, plus an additional amount equal to the Contributions remaining to be made in accordance with Article 2 provided, however, that no earnings per share requirement shall apply. This benefit shall be paid in a lump sum or in quarterly installments up to 10 years, at the selection of the Executive, and shall commence the first day of the immediately subsequent quarter following Separation from Service. During the payment period, interest shall be credited on the unpaid portion of the benefit as described in Section 3.1(b)(ii). The quarterly payments shall be amortized in such a way so as to produce equal payments over the remaining payment period.  This will require quarterly reamortization for changes in the Crediting Rate.

5.6       Death Prior to Separation from Service and Disability. In the event the Executive dies prior to Separation from Service and Disability, the Employer shall pay the Beneficiary the Deferral Account balance as of the date of the Executive’s death, plus an additional amount equal to the Contributions remaining to be made in accordance with Article 2. This benefit shall be paid in a lump sum or in quarterly installments up to 10 years, at the selection of the Executive, and shall commence the first day of the immediately subsequent quarter following the Executive’s death. During the payment period, interest shall be credited on the unpaid portion of the benefit as described in Section 3.1(b)(ii). The quarterly payments shall be amortized in such a way so as to produce equal payments over the remaining payment period.  This will require quarterly reamortization for changes in the Crediting Rate.

5.7       One Benefit Only. The Executive and Beneficiary are entitled to a benefit under only one of Sections 4.1 through 4.6 of this Agreement, which shall be determined by the first event to occur that causes a benefit to be paid under this Agreement. The subsequent occurrence of other events shall not entitle the Executive or Beneficiary to other or additional benefits hereunder.

5.8       Death Subsequent to Commencement of Benefit Payments. In the event the Executive dies while receiving payments, but prior to receiving all payments due and owing hereunder, the Employer shall pay the Beneficiary the same amounts at the same times as the Employer would have paid the Executive, had the Executive survived.

5.9       Termination for Cause. If the Employer terminates the Executive’s employment for Cause or if the Executive takes any of the actions described in Section 9.10(i), (ii), (iii), (iv) or (v), then the Executive shall forfeit all unpaid benefits hereunder.

5.10       Restriction on Commencement of Distributions.  Notwithstanding any provision of this Agreement to the contrary, if the Executive is considered a Specified Employee at the time of Separation from Service, the provisions of this Section shall govern all distributions hereunder. Distributions which would otherwise be made to the Executive due to Separation from Service shall not be made during the first six (6) months following Separation from Service. Rather, any distribution which would otherwise be paid to the Executive during such period shall be accumulated and paid to the Executive in a lump sum on the first day of the seventh month following Separation from Service, or if earlier, upon the Executive’s death. All subsequent distributions shall be paid as they would have had this Section not applied.

5.11       Acceleration of Payments. Except as specifically permitted herein, no acceleration of the time or schedule of any payment may be made hereunder. Notwithstanding the foregoing, payments may be accelerated, in accordance with the provisions of Treasury Regulation §1.409A-3(j)(4) in the following circumstances: (i) as a result of certain domestic relations orders; (ii) in compliance with ethics agreements with the federal government; (iii) in compliance with the ethics laws or conflicts of interest laws; (iv) in limited cashouts (but not in excess of the limit under Code §402(g)(1)(B)); (v) to pay employment-related taxes; or (vi) to pay any taxes that may become due at any time that the Agreement fails to meet the requirements of Code Section 409A.

5.12       Delays in Payment by Employer. A payment may be delayed to a date after the designated payment date under any of the circumstances described below, and the provision will not fail to meet the requirements of establishing a permissible payment event. The delay in the payment will not constitute a subsequent deferral election, so long as the Employer treats all payments to similarly situated Participants on a reasonably consistent basis.

(a)       Payments subject to Code Section 162(m). If the Employer reasonably anticipates that the Employer’s deduction with respect to any distribution under this Agreement would be limited or eliminated by application of Code Section 162(m), then to the extent deemed necessary by the Employer to ensure that the entire amount of any distribution from this Agreement is deductible, the Employer may delay payment of any amount that would otherwise be distributed under this Agreement. The delayed amounts shall be distributed to the Executive (or the Beneficiary in the event of the Executive’s death) at the earliest date the Employer reasonably anticipates that the deduction of the payment of the amount will not be limited or eliminated by application of Code Section 162(m).

(b)       Payments that would violate Federal securities laws or other applicable law. A payment may be delayed where the Employer reasonably anticipates that the making of the payment will violate Federal securities laws or other applicable law provided that the payment is made at the earliest date at which the Employer reasonably anticipates that the making of the payment will not cause such violation. The making of a payment that would cause inclusion in gross income or the application of any penalty provision of the Internal Revenue Code is not treated as a violation of law.

(c)       Solvency. Notwithstanding the above, a payment may be delayed where the payment would jeopardize the ability of the Employer to continue as a going concern.

5.13       Treatment of Payment as Made on Designated Payment Date. Solely for purposes of determining compliance with Code Section 409A, any payment under this Agreement made after the required payment date shall be deemed made on the required payment date provided that such payment is made by the latest of: (i) the end of the calendar year in which the payment is due; (ii) the 15th day of the third calendar month following the payment due date; (iii) if Employer cannot calculate the payment amount on account of administrative impracticality which is beyond the Executive’s control, the end of the first calendar year which payment calculation is practicable; and (iv) if Employer does not have sufficient funds to make the payment without jeopardizing the Employer’s solvency, in the first calendar year in which the Employer’s funds are sufficient to make the payment.

5.14       Facility of Payment. If a distribution is to be made to a minor, or to a person who is otherwise incompetent, then the Administrator may make such distribution: (i) to the legal guardian, or if none, to a parent of a minor payee with whom the payee maintains his or her residence; or (ii) to the conservator or administrator or, if none, to the person having custody of an incompetent payee. Any such distribution shall fully discharge the Employer and the Administrator from further liability on account thereof.

5.15       Excise Tax Limitation. Notwithstanding any provision of this Agreement to the contrary, if any benefit payment hereunder would be treated as an “excess parachute payment” under Code Section 280G, the Employer shall reduce such benefit payment to the extent necessary to avoid treating such benefit payment as an excess parachute payment. The Executive shall be entitled to only the reduced benefit and shall forfeit any amount over and above the reduced amount.

5.16       Changes in Form or Timing of Benefit Payments. The Employer and the Executive may, subject to the terms hereof, amend this Agreement to delay the timing or change the form of payments. Any such amendment:

(a)       must take effect not less than twelve (12) months after the amendment is made;

(b)       must, for benefits distributable due solely to the arrival of a specified date, or on account of Separation from Service or Change in Control, delay the commencement of distributions for a minimum of five (5) years from the date the first distribution was originally scheduled to be made;

(c)       must, for benefits distributable due solely to the arrival of a specified date, be made not less than twelve (12) months before distribution is scheduled to begin; and

(d)       may not accelerate the time or schedule of any distribution.

Article 6

Beneficiaries

6.1       Designation of Beneficiaries. The Executive may designate any person to receive any benefits payable under the Agreement upon the Executive’s death, and the designation may be changed from time to time by the Executive by filing a new designation. Each designation will revoke all prior designations by the Executive, shall be in the form prescribed by the Administrator and shall be effective only when filed in writing with the Administrator during the Executive’s lifetime. If the Executive names someone other than the Executive’s spouse as a Beneficiary, the Administrator may, in its sole discretion, determine that spousal consent is required to be provided in a form designated by the Administrator, executed by the Executive’s spouse and returned to the Administrator. The Executive’s beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Executive or if the Executive names a spouse as Beneficiary and the marriage is subsequently dissolved.

6.2       Absence of Beneficiary Designation. In the absence of a valid Beneficiary designation, or if, at the time any benefit payment is due to a Beneficiary, there is no living Beneficiary validly named by the Executive, the Employer shall pay the benefit payment to the Executive’s spouse. If the spouse is not living then the Employer shall pay the benefit payment to the Executive’s living descendants per stirpes, and if there are no living descendants, to the Executive’s estate. In determining the existence or identity of anyone entitled to a benefit payment, the Employer may rely conclusively upon information supplied by the Executive’s personal representative, executor, or administrator.

Article 7

ADMINISTRATION

7.1       Administrator Duties. The Administrator shall be responsible for the management, operation, and administration of the Agreement. When making a determination or calculation, the Administrator shall be entitled to rely on information furnished by the Employer, Executive or Beneficiary. No provision of this Agreement shall be construed as imposing on the Administrator any fiduciary duty under ERISA or other law, or any duty similar to any fiduciary duty under ERISA or other law.

7.2       Administrator Authority. The Administrator shall enforce this Agreement in accordance with its terms, shall be charged with the general administration of this Agreement, and shall have all powers necessary to accomplish its purposes.

7.3       Binding Effect of Decision. The decision or action of the Administrator with respect to any question arising out of or in connection with the administration, interpretation or application of this Agreement and the rules and regulations promulgated hereunder shall be final, conclusive and binding upon all persons having any interest in this Agreement.

7.4       Compensation, Expenses and Indemnity. The Administrator shall serve without compensation for services rendered hereunder. The Administrator is authorized at the expense of the Employer to employ such legal counsel and recordkeeper as it may deem advisable to assist in the performance of its duties hereunder. Expense and fees in connection with the administration of this Agreement shall be paid by the Employer.

7.5       Employer Information. The Employer shall supply full and timely information to the Administrator on all matters relating to the Executive’s compensation, death, Disability or Separation from Service, and such other information as the Administrator reasonably requires.

7.6       Termination of Participation. If the Administrator determines in good faith that the Executive no longer qualifies as a member of a select group of management or highly compensated employees, as determined in accordance with ERISA, the Administrator shall have the right, in its sole discretion, to prohibit any further crediting to the Deferral Account.

7.7       Compliance with Code Section 409A. The Employer and the Executive intend that the Agreement comply with the provisions of Code Section 409A to prevent the inclusion in gross income of any amounts deferred hereunder in a taxable year prior to the year in which amounts are actually paid to the Executive or Beneficiary. This Agreement shall be construed, administered and governed in a manner that affects such intent, and the Administrator shall not take any action that would be inconsistent therewith.

Article 8

Claims and Review Procedures

8.1       Claims Procedure. A Claimant who has not received benefits under this Agreement that he or she believes should be distributed shall make a claim for such benefits as follows.

(a)       Initiation – Written Claim. The Claimant initiates a claim by submitting to the Administrator a written claim for the benefits. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within sixty (60) days after such notice was received by the Claimant. All other claims must be made within one hundred eighty (180) days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.

(b)       Timing of Administrator Response. The Administrator shall respond to such Claimant within ninety (90) days after receiving the claim. If the Administrator determines that special circumstances require additional time for processing the claim, the Administrator can extend the response period by an additional ninety (90) days by notifying the Claimant in writing, prior to the end of the initial ninety (90) day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Administrator expects to render its decision.

(c)       Notice of Decision. If the Administrator denies part or all of the claim, the Administrator shall notify the Claimant in writing of such denial. The Administrator shall write the notification in a manner calculated to be understood by the Claimant. The notification shall set forth: (i) the specific reasons for the denial; (ii) a reference to the specific provisions of this Agreement on which the denial is based; (iii) a description of any additional information or material necessary for the Claimant to perfect the claim and an explanation of why it is needed; (iv) an explanation of this Agreement’s review procedures and the time limits applicable to such procedures; and (v) a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

8.2       Review Procedure. If the Administrator denies part or all of the claim, the Claimant shall have the opportunity for a full and fair review by the Administrator of the denial as follows.

(a)       Initiation – Written Request. To initiate the review, the Claimant, within sixty (60) days after receiving the Administrator’s notice of denial, must file with the Administrator a written request for review.

(b)       Additional Submissions – Information Access. The Claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Administrator shall also provide the Claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits.

(c)       Considerations on Review. In considering the review, the Administrator shall take into account all materials and information the Claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(d)       Timing of Administrator Response. The Administrator shall respond in writing to such Claimant within sixty (60) days after receiving the request for review. If the Administrator determines that special circumstances require additional time for processing the claim, the Administrator can extend the response period by an additional sixty (60) days by notifying the Claimant in writing, prior to the end of the initial sixty (60) day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Administrator expects to render its decision.

(e)       Notice of Decision. The Administrator shall notify the Claimant in writing of its decision on review. The Administrator shall write the notification in a manner calculated to be understood by the Claimant. The notification shall set forth: (a) the specific reasons for the denial; (b) a reference to the specific provisions of this Agreement on which the denial is based; (c) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits; and (d) a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a).

ARTICLE 9

AMENDMENT AND TERMINATION

9.1       Agreement Amendment Generally. Except as provided in Section 8.2, this Agreement may be amended only by a written agreement signed by both the Employer and the Executive.

9.2       Amendment to Insure Proper Characterization of Agreement. Notwithstanding anything in this Agreement to the contrary, the Agreement may be amended by the Employer at any time, if found necessary in the opinion of the Employer, i) to ensure that the Agreement is characterized as plan of deferred compensation maintained for a select group of management or highly compensated employees as described under ERISA, ii) to conform the Agreement to the requirements of any applicable law or iii) to comply with the written instructions of the Employer’s auditors or banking regulators.

9.3       Agreement Termination Generally. Except as provided in Section 8.4, this Agreement may be terminated only by a written agreement signed by the Employer and the Executive. Such termination shall not cause a distribution of benefits under this Agreement. Rather, upon such termination benefit distributions will be made at the earliest distribution event permitted under Article 5.

9.4       Effect of Complete Termination. Notwithstanding anything to the contrary in Section 8.3, and subject to the requirements of Code Section 409A and Treasury Regulations §1.409A-3(j)(4)(ix), the Employer may completely terminate and liquidate the Agreement in accordance with subsections (a), (b) or (c) below. In the event of such a complete termination in accordance with subsection (a), the Employer shall pay the Executive the Deferral Account balance. In the event of such a complete termination in accordance with subsection (b) or (c), the Employer shall pay the Executive the Deferral Account balance, plus an additional amount equal to the Contributions remaining to be made in accordance with Article 2 provided, however, that no earnings per share requirement shall apply. In any event, such complete termination of the Agreement shall occur only under the following circumstances and conditions.

(a)       Corporate Dissolution or Bankruptcy. The Employer may terminate and liquidate this Agreement within twelve (12) months of a corporate dissolution taxed under Code Section 331, or with the approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that all benefits paid under the Agreement are included in the Executive’s gross income in the latest of: (i) the calendar year which the termination occurs; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the payment is administratively practicable.

(b)       Change in Control. The Employer may terminate and liquidate this Agreement by taking irrevocable action to terminate and liquidate within the thirty (30) days preceding or the twelve (12) months following a Change in Control. This Agreement will then be treated as terminated only if all substantially similar arrangements sponsored by the Employer which are treated as deferred under a single plan under Treasury Regulations §1.409A-1(c)(2) are terminated and liquidated with respect to each participant who experienced the Change in Control so that the Executive and any participants in any such similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the date the Employer takes the irrevocable action to terminate the arrangements.

(c)       Discretionary Termination. The Employer may terminate and liquidate this Agreement provided that: (i) the termination does not occur proximate to a downturn in the financial health of the Employer; (ii) all arrangements sponsored by the Employer and Affiliates that would be aggregated with any terminated arrangements under Treasury Regulations §1.409A-1(c) are terminated; (iii) no payments, other than payments that would be payable under the terms of this Agreement if the termination had not occurred, are made within twelve (12) months of the date the Employer takes the irrevocable action to terminate this Agreement; (iv) all payments are made within twenty-four (24) months following the date the Employer takes the irrevocable action to terminate and liquidate this Agreement; and (v) neither the Employer nor any of its Affiliates adopt a new arrangement that would be aggregated with any terminated arrangement under Treasury Regulations §1.409A-1(c) if the Executive participated in both arrangements, at any time within three (3) years following the date the Employer takes the irrevocable action to terminate this Agreement.

Article 10

MISCELLANEOUS

10.1       No Effect on Other Rights. This Agreement constitutes the entire agreement between the Employer and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein. Nothing contained herein will confer upon the Executive the right to be retained in the service of the Employer nor limit the right of the Employer to discharge or otherwise deal with the Executive without regard to the existence hereof.

10.2       State Law. This Agreement and all rights hereunder shall be governed by and construed according to the laws of the State of New Jersey except to the extent preempted by the laws of the United States of America.

10.3       Validity. In case any provision of this Agreement shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Agreement shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

10.4       Nonassignability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

10.5       Unsecured General Creditor Status. Payment to the Executive or any Beneficiary hereunder shall be made from assets which shall continue, for all purposes, to be part of the general, unrestricted assets of the Employer and no person shall have any interest in any such asset by virtue of any provision of this Agreement. The Employer’s obligation hereunder shall be an unfunded and unsecured promise to pay money in the future. In the event that the Employer purchases an insurance policy insuring the life of the Executive to recover the cost of providing benefits hereunder, neither the Executive nor the Beneficiary shall have any rights whatsoever in said policy or the proceeds therefrom.

10.6       Life Insurance. If the Employer chooses to obtain insurance on the life of the Executive in connection with its obligations under this Agreement, the Executive hereby agrees to take such physical examinations and to truthfully and completely supply such information as may be required by the Employer or the insurance company designated by the Employer.

10.7       Unclaimed Benefits. The Executive shall keep the Employer informed of the Executive’s current address and the current address of the Beneficiary. If the location of the Executive is not made known to the Employer within three years after the date upon which any payment of any benefits may first be made, the Employer shall delay payment of the Executive’s benefit payment(s) until the location of the Executive is made known to the Employer; however, the Employer shall only be obligated to hold such benefit payment(s) for the Executive until the expiration of three (3) years. Upon expiration of the three (3) year period, the Employer may discharge its obligation by payment to the Beneficiary. If the location of the Beneficiary is not made known to the Employer by the end of an additional two (2) month period following expiration of the three (3) year period, the Employer may discharge its obligation by payment to the Executive’s estate. If there is no estate in existence at such time or if such fact cannot be determined by the Employer, the Executive and Beneficiary shall thereupon forfeit all rights to any benefits provided under this Agreement.

10.8       Suicide or Misstatement. The Executive shall forfeit any non-distributed amounts in the Deferral Account if the Executive commits suicide within two (2) years after the Effective Date, or if an insurance company which issued a life insurance policy covering the Executive and owned by the Employer denies coverage (i) for material misstatements of fact made by the Executive on an application for life insurance, or (ii) for any other reason.

10.9       Regulatory Restrictions.

a)                 Removal. If the Executive is removed from office or permanently prohibited from participating in the Employer’s affairs by an order issued under section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. 1818(e)(4) or (g)(1), the Executive shall forfeit any non-distributed amounts in the Deferral Account.

b)                 Default. If the Employer is in “default” or “in danger of default” as those terms are defined in section 3(x) of the Federal Deposit Insurance Act, 12 U.S.C. 1813(x) the Executive shall forfeit any non-distributed amounts in the Deferral Account.

c)                  FDIC Open-Bank Assistance. If the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of the Employer under the authority contained in Federal Deposit Insurance Act section 13(c), 12 U.S.C. 1823(c) the Executive shall forfeit any non-distributed amounts in the Deferral Account.

10.10       Forfeiture Provision. The Executive shall forfeit any unpaid benefit hereunder, if the Executive, directly or indirectly, either as an individual or as a proprietor, stockholder, partner, officer, director, employee, agent, consultant or independent contractor of any individual, partnership, corporation or other entity (excluding an ownership interest of three percent (3%) or less in the stock of a publicly-traded company):

(i)       becomes employed by, participates in, or becomes connected in any manner with the ownership, management, operation or control of any bank, savings and loan or other similar financial institution if the Executive’s responsibilities will include providing banking or other financial services within fifty (50) miles of the Employer’s main office location;

(ii)       participates in any way in hiring or otherwise engaging, or assisting any other person or entity in hiring or otherwise engaging, on a temporary, part-time or permanent basis, any individual who was employed by the Employer as of the date of termination of the Executive’s employment;

(iii)       assists, advises, or serves in any capacity, representative or otherwise, any third party in any action against the Employer or transaction involving the Employer;

(iv)       sells, offers to sell, provides banking or other financial services, assists any other person in selling or providing banking or other financial services, or solicits or otherwise competes for, either directly or indirectly, any orders, contract, or accounts for services of a kind or nature like or substantially similar to the financial services performed or financial products sold by the Employer (the preceding hereinafter referred to as “Services”), to or from any person or entity from whom the Executive or the Employer, to the knowledge of the Executive provided banking or other financial services, sold, offered to sell or solicited orders, contracts or accounts for Services during the three (3) year period immediately prior to the termination of the Executive’s employment;

(v)       divulges, discloses, or communicates to others in any manner whatsoever, any confidential information of the Employer, to the knowledge of the Executive, including, but not limited to, the names and addresses of customers or prospective customers, of the Employer, as they may have existed from time to time, of work performed or services rendered for any customer, any method and/or procedures relating to projects or other work developed for the Employer, earnings or other information concerning the Employer. The restrictions contained in this subparagraph (v) apply to all information regarding the Employer, regardless of the source who provided or compiled such information. Notwithstanding anything to the contrary, all information referred to herein shall not be disclosed unless and until it becomes known to the general public from sources other than the Executive.

The forfeiture provision detailed in this Section 9.10 shall not apply following a Change in Control or following Early Involuntary Termination.

10.11       Notice. Any notice, consent or demand required or permitted to be given to the Employer or Administrator under this Agreement shall be sufficient if in writing and hand-delivered or sent by registered or certified mail to the Employer’s principal business office. Any notice or filing required or permitted to be given to the Executive or Beneficiary under this Agreement shall be sufficient if in writing and hand-delivered or sent by mail to the last known address of the Executive or Beneficiary, as appropriate. Any notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or on the receipt for registration or certification.

10.12       Headings and Interpretation. Headings and sub-headings in this Agreement are inserted for reference and convenience only and shall not be deemed part of this Agreement. Wherever the fulfillment of the intent and purpose of this Agreement requires and the context will permit, the use of the masculine gender includes the feminine and use of the singular includes the plural.

10.13 Alternative Action. In the event it becomes impossible for the Employer or the Administrator to perform any act required by this Agreement due to regulatory or other constraints, the Employer or Administrator may perform such alternative act as most nearly carries out the intent and purpose of this Agreement and is in the best interests of the Employer, provided that such alternative act does not violate Code Section 409A.

10.14       Coordination with Other Benefits. The benefits provided for the Executive or the Beneficiary under this Agreement are in addition to any other benefits available to the Executive under any other plan or program for employees of the Employer. This Agreement shall supplement and shall not supersede, modify, or amend any other such plan or program except as may otherwise be expressly provided herein.

10.15       Inurement. This Agreement shall be binding upon and shall inure to the benefit of the Employer, its successor and assigns, and the Executive, the Executive’s successors, heirs, executors, administrators, and the Beneficiary.

10.16       Tax Withholding. The Employer may make such provisions and take such action as it deems necessary or appropriate for the withholding of any taxes which the Employer is required by any law or regulation to withhold in connection with any benefits under the Agreement. The Executive shall be responsible for the payment of all individual tax liabilities relating to any benefits paid hereunder.

10.17       Aggregation of Agreement. If the Employer offers other non-qualified deferred compensation plans in addition to this Agreement, this Agreement and those plans shall be treated as a single plan to the extent required under Code Section 409A.

IN WITNESS WHEREOF, the Executive and a representative of the Employer have executed this Agreement document as indicated below:

Executive:	Employer:

By:
Its:

DEFERRED COMPENSATION AGREEMENT

Distribution Election Form

Form and Timing of Distributions

Benefit	Distribution of Benefit (Indicate number of years between 2 and 10)
§ 5.1 - Normal Benefit	Quarterly installments for _____ years
§ 5.2 - Early Voluntary Termination Benefit * § 5.3 - Early Involuntary Termination Benefit*	Quarterly installments for _____ years
§ 5.4 - Disability Benefit	Quarterly installments for _____ years
§ 5.5 – Change in Control Benefit	_____ Lump sum or _____ Quarterly installments for _____ years (Initial either lump sum or installments.)
§ 5.6 - Death Benefit	_____ Lump Sum or _____ Quarterly installments for _____ years (Initial either lump sum or installments.)

*Per 409A, the form and timing for these two triggering events must be the same.

Name:

Signature:

Date:

Received by the Administrator this _____ day of ____________________, 20___

By:

Title:

DEFERRED COMPENSATION AGREEMENT

Beneficiary Designation

DEFERRED COMPENSATION AGREEMENT

Beneficiary Designation

I, Douglas L. Kennedy, designate the following as Beneficiary under this Agreement:

Primary

%
%

Contingent

%
%

I understand that I may change this beneficiary designation by delivering a new written designation to the Administrator, which shall be effective only upon receipt by the Administrator prior to my death. I further understand that the designation will be automatically revoked if the Beneficiary predeceases me or if I have named my spouse as Beneficiary and our marriage is subsequently dissolved.

Signature:     _______________________________           Date:     _______

SPOUSAL CONSENT (Required only if Administrator requests and someone other than spouse is named Beneficiary)

I consent to the beneficiary designation above. I also acknowledge that if I am named Beneficiary and my marriage is subsequently dissolved, the beneficiary designation will be automatically revoked.

Spouse Name:     _______________________________

Signature:     _______________________________     Date: _______________

Received by the Administrator this ________ day of ___________________, 20__

By:

Title: